EXHIBIT 8.01

PRESS RELEASE

AMC ISSUES STATEMENT RELATING TO COURT DECISION IN THE BROWNSVILLE LITIGATION

September 2, 2008 – Americas Mining Corporation (“AMC”), a subsidiary of Grupo México (“GMéxico”), announced that on August 30, 2008, the United States District Court for the Southern District of Texas, Brownsville Division, issued an opinion stating that AMC paid reasonably equivalent value when it acquired 54.2% of Southern Copper Corporation (“SCC”) shares from ASARCO in 2003. By this ruling, the Court denied the Constructive Fraudulent claims brought against AMC.

Specifically, the Court found that the consideration paid by AMC, determined with reference to an independent valuation conducted at the time, and after negotiations with the Department of Justice, constituted reasonably equivalent value under applicable law.  The Court also denied conspiracy and punitive damages claims filed by ASARCO.

A spokesman for AMC stated:  We are pleased the Court found that AMC paid reasonably equivalent value for the Southern Copper Corporation shares in 2003 and that the transfer was executed for the legitimate business purpose of preserving ASARCO.  AMC, however, is surprised by and intends to appeal that part of the decision adverse to AMC's interests.  The Court found that because the US$765.0 million paid for the 54.2% of SCC stock, which was higher than SCC’s NYSE trading price at the time, was not used for the benefit of all the creditors, AMC intended to hinder and delay other creditors.  In contrast, GMéxico believes that the use of the consideration received by ASARCO to pay substantial debts which were due, such as the US$450.0 million revolving credit facility, the US$100.0 million in Yankee Bonds, and the US$100 million used for an environmental trust under the agreement with the Department of Justice, benefited all major creditors at that time, and was essential to help put ASARCO in a better position to generate enough cash to pay all creditors.

Because AMC has already proposed a plan that pays ASARCO’s creditors in full and because creditors are not entitled to recover under the bankruptcy code more than the amount of their claims, the company believes this decision should not have a material impact on AMC.

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This news release contains forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995 that are subject to various risks and uncertainties. The Company expressly disclaims any obligation to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in Company's expectations with regard thereto or any change in events, conditions or circumstances on which any statement is based.